As filed with the Securities and Exchange Commission on May 23, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hub International Limited
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	36-4412416 (IRS Employer Identification Number)

Hub International Limited
55 East Jackson Boulevard, Chicago, IL 60604
(Address, including zip code, of registrant’s principal executive offices)

HUB INTERNATIONAL LIMITED
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

W. Kirk James, Esq.
Vice President, Secretary and Chief Corporate Development Officer
Hub International Limited
55 East Jackson Boulevard, Chicago, IL 60604
(877) 402-6601
(Name, address and telephone number of agent for service of process)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	Registered	per share	offering price	registration fee
Common Shares	357,481 (1)	$25.94(2)	$9,273,057.14(2)	$992.22(3)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on May 18, 2006.

(3)	$992.22 previously remitted in connection with a registration statement on Form S-3 originally filed by the Registrant on July 30, 2003 (File Number 333-107487), which amount relates to securities remaining unsold in the offering contemplated thereby and deregistered pursuant to the Post-Effective Amendment No. 1 to the Form S-3 filed on April 19, 2006, and which is offset against the currently due filing fee pursuant to Rule 457(p) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.  Plan Information.
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
Item 2.  Registrant Information and Employee Plan Annual Information.
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 3, 2006 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Proxy Statement filed on March 20, 2006);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 9, 2006;

•	Current Reports on Form 8-K filed on March 2, 2006 , April 4, 2006, May 10, 2006 and May 19, 2006 (not including information furnished to the SEC under Item 7.01 of Form 8-K);

•	The description of the Registrant’s common shares set forth under the heading “Description of share capital” contained in the Prospectus filed as part of the Registrant’s Registration Statement on Form S-1 (No. 333-84734) as originally filed on March 22, 2002, and amended on May 3, 2002, May 30, 2002, June 13, 2002, and June 17, 2002;
     All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
     Not Applicable.
Item 6.  Indemnification of Directors and Officers.
     Under the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant of such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.
     The by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the Canada Business Corporations Act.
     The by-laws of the Registrant further provide that the Registrant may, to the extent permitted by the Canada Business Corporations Act, purchase and maintain insurance for the benefit of any director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor.
     A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provided by the Registrant pursuant to the Canada Business Corporations Act and the by-laws of the Registrant.
     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.  Exemption from Registration Claimed.
     Not Applicable.
Item 8.  Exhibits.
     See attached Exhibit Index.
Item 9.  Undertakings.
     (a)    The undersigned Registrant hereby undertakes:
       (1)   To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii)   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2)   That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)   To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b)   The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on May 23, 2006.

HUB INTERNATIONAL LIMITED
By:	/s/ W. Kirk James
	Name:	W. Kirk James
	Title:	Vice President, Secretary and Chief Corporate Development Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Martin P. Hughes and W. Kirk James and Marianne D. Paine his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Martin P. Hughes Martin P. Hughes	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	May 23, 2006

/s/ Dennis J. Pauls Dennis J. Pauls	Vice President, Chief Financial Officer and Principal Financial and Accounting Officer	May 23, 2006

/s/ Richard A. Gulliver Richard A. Gulliver	President and Director	May 23, 2006

/s/ Bruce D. Guthart Bruce D. Guthart	Chief Operating Officer and Director	May 23, 2006

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director	May 23, 2006

/s/ Dr. John T. Ahern Jr. Dr. John T. Ahern Jr.	Director	May 23, 2006

/s/ Edward W. Lyman Jr. Edward W. Lyman Jr.	Director	May 23, 2006

/s/ Bradley P. Martin Bradley P. Martin	Director	May 23, 2006

/s/ James W. McElvany James W. McElvany	Director	May 23, 2006

/s/ Byron G. Messier Byron G. Messier	Director	May 23, 2006

/s/ Frank S. Wilkinson Frank S. Wilkinson	Director	May 23, 2006

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly signed this registration statement below on May 23, 2006.

HUB U.S. HOLDINGS, INC.
By:	/s/ W. Kirk James
	Name:	W. Kirk James
	Title:	Secretary

EXHIBIT INDEX

Number	Description
4.1	Hub International Limited Amended and Restated 2005 Equity Incentive Plan (incorporated herein by reference to Schedule B to the Registrants Schedule 14A, filed with the Commission on March 20, 2006).

*5.1	Opinion of W. Kirk James, Vice President, Secretary and Chief Corporate Development Officer of the Registrant as to the legality of the Common Shares.

*23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of W. Kirk James, Vice President, Secretary and Chief Corporate Development Officer of the Registrant (included in his opinion in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.